Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐D1A of our report dated July 28, 2023, relating to the financial statements and financial highlights of Adaptive Alpha Opportunities ETF, RH Hedged Multi‐Asset Income ETF, RH Tactical Outlook ETF, and RH Tactical Rotation ETF (the “Funds”), each a series of Starboard Investment Trust, for the year ended May 31, 2023, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
September 28, 2023